EXHIBIT 3.1.3

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                            CERTIFICATE OF AMENDMENT
                  OF THE RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                RAMP CORPORATION

         Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned executes the following Certificate of Amendment of the Restated Certificate of Incorporation of Ramp Corporation (the "Corporation"):

         1. The name of the corporation is Ramp Corporation.

         2. The Restated Certificate of Incorporation of the Corporation, is hereby amended by adding the following paragraph immediately after the first paragraph of ARTICLE IV, Section 1 thereof:

                  "Effective upon the filing of this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation, every sixty (60) shares of Common Stock of the Corporation issued and outstanding or held in the treasury of the Corporation automatically shall be combined into one (1) share of Common Stock of the Corporation. There shall be no factional shares issued. Each holder of shares of Common Stock who otherwise would be entitled to receive a fractional share shall be entitled to receive a cash payment in lieu thereof at a price equal to the fraction to which such holder would otherwise be entitled to receive multiplied by the closing price of Common Stock as reported in The Wall Street Journal on the last trading day prior to the filing of this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation, or, if such price is not available, the average of the last bid and asked prices of the Common Stock on such day, or such other price as may be determined by the Board of Directors of the Corporation."

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         3. The foregoing  amendment was duly adopted pursuant to Section 242 of the Delaware General Corporation Law by unanimous consent of the Board of Directors of the Corporation at a meeting held on November 18, 2004 and by the consent of a majority of the outstanding shares of common stock of the Corporation at the Annual Meeting of Stockholders that took place on November 18, 2004.



Date: November 30, 2004
                                                /s/ Andrew Brown
                                                -------------------------------
                                                Name:  Andrew Brown
                                                Title: President and
                                                       Chief Executive Officer


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